Exhibit 99.1

    Scholastic Announces $200 Million Accelerated Share Repurchase

    NEW YORK--(BUSINESS WIRE)--June 1, 2007--Scholastic Corporation (NASDAQ:SCHL) today announced that it had entered into a $200 million accelerated share repurchase agreement with Deutsche Bank. Pursuant to this agreement, the Company expects to repurchase an estimated 14% of its currently outstanding common stock.

    "Scholastic's strong balance sheet and free cash flow enable us to return capital to shareholders through this accretive share repurchase," said Richard Robinson, the Company's Chairman, CEO and President. "We believe that purchasing Scholastic stock is an efficient use of our capital and that we have ample resources to fund the repurchase while maintaining financial flexibility."

    Under the accelerated share repurchase agreement, at the end of a defined averaging period, the Company may receive additional shares if the volume weighted average price (VWAP) per share for such period is below the price per share paid by the Company in its initial $200 million purchase from Deutsche Bank, subject to a floor price. The exact number of shares repurchased and price per share to be paid by the Company will be determined by reference to a discount to the VWAP per share of the Company's common stock over the averaging period.

    The Company intends to finance the repurchase with a $200 million five-year amortizing term loan being provided by its principal bank lenders under a new credit facility. In addition to the term loan facility, the new credit arrangement also provides the Company with a five-year revolving credit facility in an aggregate amount of up to $325 million, which replaces its existing revolving credit facilities.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in education technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, televisions programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com

    Forward-Looking Statements

    This news release contains certain forward-looking information. Such forward-looking information includes, among other things, statements regarding the Company's financial condition, the ASR, the number of shares of common stock which may be acquired thereunder and the expected benefits of the repurchases thereunder. The Company's operations are subject to various additional risks and uncertainties, including the conditions of the children's book and education materials markets and acceptance of the Company's products within those markets, and other risk and factors identified form time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741